EXHIBIT 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2005

HOUSTON, November 3, 2005—Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $9.8 million, or $0.54 per share for the three months ended September 30, 2005, versus net income of $3.3 million, or $0.19 per share for the third quarter of 2004. Total revenues increased approximately 64% to $95.3 million for the quarter ended September 30, 2005 from $58.2 million for the same period in 2004 as the Company experienced strong worldwide demand for its products and services. Operating income increased to $15.1 million in the third quarter of 2005 from $4.8 million in the third quarter of 2004. As a percentage of revenues, operating income increased to approximately 16% in 2005 from approximately 8% in 2004.

For the nine months ended September 30, 2005, net income was $20.9 million, or $1.16 per share, compared with net income of $8.6 million, or $0.50 per share, for the same period in 2004. Revenues for the nine months ended September 30, 2005 were $245.9 million, up approximately 49% when compared to revenues of $164.5 million for the same period last year. Operating income increased to $31.4 million for the nine months ended September 30, 2005 from $13.1 million during the same period of 2004.

In addition, the Company announced that its backlog at September 30, 2005 was approximately $234 million, compared to its September 30, 2004 backlog of approximately $104 million. The Company expects its earnings per share for the quarter ending December 31, 2005 to approximate $0.50 to $0.55 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications. Dril-Quip’s latest investor presentation is available under the investor section of the Company’s website at www.dril-quip.com.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2004	2005	2004	2005
Revenues	$58,222	$95,324	$164,521	$245,944
Cost and expenses:
Cost of sales	41,341	64,158	115,471	168,885
Selling, general and administrative	7,915	10,773	23,482	29,725
Engineering and product development	4,213	5,266	12,474	15,964

	53,469	80,197	151,427	214,574

Operating income	4,753	15,127	13,094	31,370
Interest expense	272	549	830	1,323

Income before income taxes	4,481	14,578	12,264	30,047
Income tax provision	1,231	4,736	3,677	9,196

Net income	$3,250	$9,842	$8,587	$20,851

Diluted earnings per share	$0.19	$0.54	$0.50	$1.16

Weighted average shares—diluted	17,393	18,145	17,346	17,937

Depreciation and amortization	$3,066	$3,338	$8,663	$10,048

Capital expenditures	$6,072	$5,866	$13,178	$14,711